EXHIBIT 99.1

II-VI Incorporated Reports First Quarter Results on Record Revenues; Increases Fiscal Year 2011 Guidance

PITTSBURGH, Oct. 26, 2010 (GLOBE NEWSWIRE) -- II-VI Incorporated (Nasdaq:IIVI) today reported results for its first fiscal quarter ended September 30, 2010.

On January 4, 2010, the Company completed its acquisition of Photop Technologies, Inc. (Photop). Company results include Photop's results for the quarter ended September 30, 2010.

Bookings for the quarter increased 53% to $112,050,000 compared to $73,336,000 in the first quarter of last fiscal year. Included in bookings for the three months ended September 30, 2010 were approximately $28.0 million of bookings attributable to Photop.  Bookings are defined as customer orders received that are expected to be converted into revenues during the next 12 months.

Revenues for the quarter increased 83% to a record $120,134,000 from $65,538,000 in the first quarter of last fiscal year. Included in revenues for the three months ended September 30, 2010 were approximately $26.7 million of revenues attributable to Photop.

Net earnings attributed to II-VI Incorporated for the quarter were $18,367,000 or $0.58 per share-diluted compared with net earnings of $6,306,000 or $0.21 per share-diluted in the first quarter of last fiscal year.

Francis J. Kramer, president and chief executive officer said, "During the first quarter, customer demand continued to be robust across all business segments. Company revenues increased 83%, earnings more than doubled and bookings were up 53% from the year-ago quarter. Infrared Optics revenues increased 41%, earnings grew 77% and bookings were up 47% as worldwide industrial markets gained strength. In the Near-Infrared Optics Group, Photop was the driver for the significant revenues and earnings improvements."

Kramer continued, "Strong international sales lowered the Company's worldwide income tax rate while non-cash currency gains related to a weakening U.S. dollar added approximately $0.03 to diluted earnings per share. During the quarter, our cash balance increased $5 million and we expect to continue to generate cash for the remainder of fiscal year 2011. EBITDA increased 153% from the year-ago quarter and 14% from the June 30, 2010 quarter."

Kramer concluded, "To meet market demand, we have increased our worldwide workforce by 8% since June 30, 2010 and plan to increase U.S. employment an additional 9%. Based on first-quarter results and an improving outlook across the majority of our businesses, we are confident in raising our guidance for the remainder of the fiscal year."

Segment Information

The following segment information includes segment earnings (defined as earnings before income taxes, interest expense and other expense or income, net). Management believes segment earnings are a useful performance measure because they reflect the results of segment performance over which management has direct control.

	Three Months Ended
	September 30,
			% Increase
	2010	2009	(Decrease)

Bookings:
Infrared Optics	$ 41,302	$ 28,170	47%
Near-Infrared Optics	33,816	12,728	166%
Military and Materials	15,271	19,003	(20)%
Compound Semiconductor Group	21,661	13,435	61%
Total Bookings	$ 112,050	$ 73,336	53%

Revenues:
Infrared Optics	$ 41,226	$ 29,167	41%
Near-Infrared Optics	36,945	8,901	315%
Military and Materials	20,135	15,642	29%
Compound Semiconductor Group	21,828	11,828	85%
Total Revenues	$ 120,134	$ 65,538	83%

Segment Earnings:
Infrared Optics	$ 8,648	$ 4,876	77%
Near-Infrared Optics	6,881	1,022	573%
Military and Materials	3,721	2,255	65%
Compound Semiconductor Group	3,411	343	894%
Total Segment Earnings	$ 22,661	$ 8,496	167%

Outlook

For the second fiscal quarter ending December 31, 2010, the Company currently forecasts revenues to range from $110 million to $115 million and earnings per share to range from $0.48 to $0.54. Comparable results for the quarter ended December 31, 2009 were revenues of $68.8 million and earnings per share of $0.20. For the fiscal year ending June 30, 2011, the Company expects revenues to range from $445 million to $455 million and earnings per share to range from $2.00 to $2.10. Results for the year ended June 30, 2010 were revenues of $345.1 million and earnings per share of $1.25.  As discussed in more detail below, actual results may differ from these forecasts due to various factors including, but not limited to, changes in product demand, competition and general economic conditions.

Webcast Information

The Company will host a conference call at 9:00 a.m. Eastern Time on Tuesday, October 26, 2010 to discuss these results. The conference call will be broadcast live over the internet and can be accessed by all interested parties from the Company's web site at www.ii-vi.com as well as at http://tinyurl.com/23ymwqj. A replay of the webcast will be available for 2 weeks following the call.

Annual Meeting of Shareholders

The Company will host a webcast presentation of its Annual Meeting of Shareholders at 1:30 p.m. Eastern Time on Friday, November 5, 2010. The Annual Meeting of Shareholders will be broadcast live over the internet and can be accessed by all interested parties from the Company's web site at www.ii-vi.com as well as at http://tinyurl.com/26jnoon. A replay of the webcast will be available for 2 weeks following the call.

About II-VI Incorporated

II-VI Incorporated, the worldwide leader in crystal growth technology, is a vertically-integrated manufacturing company that creates and markets products for diversified markets including industrial manufacturing, military and aerospace, high-power electronics and telecommunications, and thermoelectronics applications. Headquartered in Saxonburg, Pennsylvania, with manufacturing, sales, and distribution facilities worldwide, the Company produces numerous crystalline compounds including zinc selenide for infrared laser optics, silicon carbide for high-power electronic and microwave applications, and bismuth telluride for thermoelectric coolers.

In the Company's infrared optics business, II-VI Infrared manufactures optical and opto-electronic components for industrial laser and thermal imaging systems and HIGHYAG Lasertechnologie GmbH (HIGHYAG) manufactures fiber-delivered beam delivery systems and processing tools for industrial lasers. In the Company's near-infrared optics business, VLOC manufactures near-infrared and visible light products for industrial, scientific, military and medical instruments and laser gain materials and products for solid-state YAG and YLF lasers.  Photop Technologies, Inc. (Photop) manufactures crystal materials, optics, microchip lasers and opto-electronic modules for use in optical communication networks and other diverse consumer and commercial applications. In the Company's military & materials business, Exotic Electro-Optics (EEO) manufactures infrared products for military applications and Pacific Rare Specialty Metals & Chemicals (PRM) produces and refines selenium and tellurium materials. In the Company's Compound Semiconductor Group, the Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the solid-state lighting, wireless infrastructure, RF electronics and power switching industries; Marlow Industries, Inc. (Marlow) designs and manufactures thermoelectric cooling and power generation solutions for use in defense, space, photonics, telecommunications, medical, consumer and industrial markets; and the Worldwide Materials Group (WMG) provides expertise in materials development, process development and manufacturing scale up.

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company's performance on a going-forward basis.

The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management's expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and global economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above to prove to be correct; (ii) the risks relating to forward-looking statements and other "Risk Factors" discussed in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2010; (iii) the purchasing patterns from customers and end-users; (iv) the timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; and/or (vi) the Company's ability to devise and execute strategies to respond to market conditions.

II-VI Incorporated and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)
($000 except per share data)
	Three Months Ended September 30,
	2010	2009

Revenues
Net sales:
Domestic	$ 47,179	$ 33,871
International	70,896	29,740
	118,075	63,611
Contract research and development	2,059	1,927
Total Revenues	120,134	65,538

Costs, Expenses & Other Expense (Income)
Cost of goods sold	69,263	38,389
Contract research and development	1,635	1,279
Internal research and development	3,846	2,435
Selling, general and administrative	22,729	14,939
Interest expense	30	24
Other (income) expense, net	(2,062)	73
Total Costs, Expenses, and Other Expense (Income)	95,441	57,139

Earnings Before Income Taxes	24,693	8,399

Income Taxes	6,292	2,100

Net Earnings	18,401	6,299
Less: Net Earnings (Loss) Attributable to Noncontrolling Interests	34	(7)
Net Earnings Attributable to II-VI Incorporated	$ 18,367	$ 6,306
Net Earnings Attributable to II-VI Incorporated Diluted Earnings Per Share:	$ 0.58	$ 0.21
Net Earnings Attributable to II-VI Incorporated Basic Earnings Per Share:	$ 0.59	$ 0.21

Average Shares Outstanding - Diluted	31,644	29,881
Average Shares Outstanding - Basic	30,904	29,547

II-VI Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
($000)
	September 30, 2010	June 30, 2010
Assets
Current Assets
Cash and cash equivalents	$ 113,192	$ 108,026
Accounts receivable	83,007	78,624
Inventories	93,609	81,397
Deferred income taxes	5,610	5,382
Prepaid and refundable income taxes	5,755	4,294
Prepaid and other current assets	13,611	10,547
Total Current Assets	314,784	288,270
Property, plant & equipment, net	117,209	117,937
Goodwill	56,450	56,088
Other intangible assets, net	24,479	24,995
Investments	15,431	15,269
Deferred income taxes	4,122	3,029
Other assets	4,612	3,393
Total Assets	$ 537,087	$ 508,981

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$ 22,383	$ 21,347
Accruals and other current liabilities	52,378	51,838
Total Current Liabilities	74,761	73,185
Long-term debt	3,603	3,384
Deferred income taxes	6,008	6,195
Other liabilities	16,904	15,357
Total Liabilities	101,276	98,121

Total II-VI Incorporated Shareholders' Equity	435,320	410,353
Noncontrolling Interests	491	507
Total Shareholders' Equity	435,811	410,860
Total Liabilities and Shareholders' Equity	$ 537,087	$ 508,981

II-VI Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
($000)	Three Months Ended September 30,
	2010	2009
Net cash provided by operating activities	$ 11,060	$ 15,655

Cash Flows from Investing Activities
Additions to property, plant and equipment	(5,281)	(2,547)
Investment in unconsolidated business	(1,180)	(2,933)
Payment on deferred purchase price	--	(997)
Other investing activities	217	4
Net cash used in investing activities	(6,244)	(6,473)

Cash Flows from Financing Activities
Proceeds from exercises of stock options	859	363
Excess tax benefits from share-based compensation expense	450	161
Payments on long-term borrowings	--	(558)
Net cash provided by (used in) financing activities	1,309	(34)

Effect of exchange rate changes on cash and cash equivalents	(959)	384

Net increase in cash and cash equivalents	5,166	9,532

Cash and Cash Equivalents at Beginning of Period	108,026	95,930
Cash and Cash Equivalents at End of Period	$ 113,192	$ 105,462

The following other selected financial information includes earnings before interest, income taxes, depreciation and amortization (EBITDA). Management believes EBITDA is a useful performance measure because it reflects operating profitability before certain non-operating expenses and non-cash charges.

Other Selected Financial Information

Three Months Ended September 30,
	2010	2009

EBITDA	$ 31,557	$ 12,453
Cash paid for capital expenditures	$ 5,281	$ 2,547
Net payments on indebtedness	$ --	$ 558
Share-based compensation expense, pre-tax	$ 3,741	$ 2,433

Reconciliation of Segment	Three Months Ended
Earnings and EBITDA to Net Earnings	September 30,
	2010	2009

Total Segment Earnings	$ 22,661	$ 8,496
Interest expense	30	24
Other (income) expense, net	(2,062)	73
Income taxes	6,292	2,100
Net earnings	$ 18,401	$ 6,299

EBITDA	$ 31,557	$ 12,453
Interest expense	30	24
Depreciation and amortization	6,834	4,030
Income taxes	6,292	2,100
Net earnings	$ 18,401	$ 6,299
CONTACT:  II-VI Incorporated
          Craig A. Creaturo, Chief Financial Officer and Treasurer
          (724) 352-4455
          creaturo@ii-vi.com
          www.ii-vi.com